Exhibit 10.1

November 19, 2008

Cano Petroleum, Inc.

Burnett Plaza

801 Cherry Street

Suite 3200, Unit 25

Fort Worth, TX 76102

Attention: Ben Daitch, Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

Cano Petroleum, Inc. (the “Company”) has advised Union Bank of California, N.A. (“UBOC”) that the Company desires to amend its existing Credit Agreement, dated as of November 29, 2005, as heretofore amended (as so amended, the “Existing Credit Agreement”) to be implemented through an amended and restated credit agreement or an amendment of the Existing Credit Agreement (the “Amended Senior Credit Facility”).  All capitalized terms used herein which are not otherwise defined herein shall have the meaning assigned to such terms by the Existing Credit Agreement.

In connection with the foregoing, UBOC is pleased to advise you of its commitment of $41,250,000 towards the Amended Senior Credit Facility and to continue to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Amended Senior Credit Facility, all upon and subject to (a) the terms and conditions set forth in this letter (this “Commitment Letter”), (b) the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”) and (c) the Fee Letter referred to below.  THE COMMITMENT PROVIDED FOR HEREIN IS IN LIEU OF, AND NOT IN ADDITION TO, UBOC’S COMMITMENT UNDER THE EXISTING CREDIT AGREEMENT.

The commitment of UBOC hereunder is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to UBOC:  (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and businesses of the Company and its subsidiaries in scope and with results satisfactory to us in our sole and absolute discretion; (b) the accuracy and completeness of all representations that you and your affiliates make to UBOC and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter; (c) prior to closing of the Amended Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of their respective subsidiaries (other than the subordinated term debt facility proposed by UnionBanCal Equities, Inc.); (d) the negotiation, execution and delivery of definitive documentation for the Amended Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to UBOC; (e) no material adverse change in or material disruption of conditions in the financial, banking or capital markets generally; (f) no change, occurrence or development that is reasonably likely in our opinion, to have a material adverse effect on the business, prospects, assets, liabilities, operations, or condition (financial or otherwise) of the Company and its subsidiaries and affiliates, shall have occurred or become known to us; and (g) our not becoming aware after the date hereof of any information or other matter affecting the Company or any of its subsidiaries or affiliates which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof.

You represent, warrant and covenant that (a) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to UBOC by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all information and evaluations prepared by you and your advisors, or on your behalf, relating to the Amended Senior Credit Facility (together with the Projections, the “Information”), which has been or is hereafter made available to UBOC or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf), as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.  You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Amended Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date.  In issuing this commitment, UBOC is and will be using and relying on the Information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse UBOC from time to time on demand for all out-of-pocket fees and expenses (including, but not limited to, (a) the fees, disbursements and other charges of outside counsel to UBOC, and of special and local counsel, if any, retained by the Administrative Agent and (b) due diligence expenses) incurred in connection with the Amended Senior Credit Facility, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Amended Senior Credit Facility and any similar transaction and any of the other transactions contemplated thereby.

You agree to indemnify and hold harmless UBOC, each lender that may be party to the Amended Senior Credit Facility from time to time (the “Lenders”) and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Amended Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Amended Senior Credit Facility is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Amended Senior Credit Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages

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determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the contents hereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Amended Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) (a) on a confidential basis to the board of directors and advisors of the Company in connection with their consideration of the Amended Senior Credit Facility, and (b) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.  UBOC hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), UBOC is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow UBOC to identify you in accordance with the Act.

You acknowledge that UBOC or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.  UBOC further advises you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that UBOC is permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your or its respective affiliates that is or may come into the possession of UBOC or any of its affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) (i) the arranging and other services described herein regarding the Amended Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and UBOC, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) UBOC has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) UBOC shall not any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) UBOC and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and UBOC has no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against UBOC and its affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Amended Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of UBOC hereunder; provided, however, that you shall be deemed released of

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your reimbursement and indemnification obligations hereunder upon the execution of all definitive documentation for the Amended Senior Credit Facility which contain the comparable provisions related thereto, and the initial extension of credit thereunder.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) shall be governed by, and construed in accordance with, the laws of the State of Texas.

WAIVER OF JURY TRIAL: Each of you and UBOC hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Amended Senior Credit Facility and the other transactions contemplated hereby and thereby or the actions of UBOC in the negotiation, performance or enforcement hereof.

The commitments and undertakings of UBOC may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.  This Commitment Letter (including the Summary of Terms) embodies the entire agreement and understanding among UBOC, you, and your affiliates with respect to the Amended Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof.  However, please note that the terms and conditions of the commitment of, and the undertaking of, UBOC hereunder are not limited to those set forth herein or in the Summary of Terms.  Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties.  No party has been authorized by UBOC to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of UBOC hereunder will expire at 5:00 p.m. (Houston time) on November 19, 2008 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter shall become binding agreements.  Thereafter, all commitments and undertakings of UBOC hereunder will expire on December 19, 2008, unless the Closing Date occurs on or prior thereto.  In consideration of the time and resources that UBOC will devote to the Amended Senior Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing subordinated or second lien credit facility or facilities for the Borrower and its subsidiaries with respect to the matters addressed in this Commitment Letter (other than the subordinated term debt facility proposed by UnionBanCal Equities, Inc.).

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

UNION BANK OF CALIFORNIA, NA

		By:	/s/ Timothy Brendel
		Name:	Timothy Brendel
		Title:	Assistant Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CANO PETROLEUM, INC.

By:	/s/ Benjamin Daitch
Name:	Benjamin Daitch
Title:	SVP & CFO

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CANO PETROLEUM, INC.	CONFIDENTIAL

SUMMARY OF TERMS & CONDITIONS

FOR AMENDED AND RESTATED CREDIT AGREEMENT

DATED NOVEMBER 10, 2008

Borrower:	Cano Petroleum, Inc. (“Cano” or the “Company”)

Lead Arranger,
Administrative
Agent:	Union Bank of California, N.A. (“UBOC”, “Agent”).

Lenders:	UBOC and a syndicate of financial institutions arranged by UBOC (collectively, the “Lenders”).

Guarantors:	All current and future material subsidiaries

Facility:

Senior Secured Revolving Credit Facility (the “Revolver”) documented at $120,000,000. Availability will be subject to a maximum Borrowing Base amount of $60,000,000 (“Borrowing Base”). The Borrowing Base will be redetermined at least semi-annually.

Interest Rate:	See Addendum I

Maturity:	Four years from Closing

Purpose:	To provide funds for the development of oil and gas assets, working capital and general corporate purposes.

Optional

Prepayments:	Prepayments will be permitted at any time without premium or penalty (except for breakage and related costs associated with prepayments of Eurodollar Loans), subject to minimum amount requirements.

Collateral and
Security:

The Credit Facility will be secured by a first priority lien on the Borrower’s existing and to be acquired oil and gas properties and related assets. Negative pledge on all other assets of the Borrower.

Borrowing Base:

The Borrowing Base shall be determined by the Agent and Lenders in their sole discretion based upon the most recent reserve report. Any increase in the Borrowing Base will require 100% of Lenders’ approval; otherwise, Majority Lenders may set the Borrowing Base amount. The Borrowing Base will be redetermined semi-annually. The outstanding principal balance may at no time exceed the Borrowing Base.

The Majority Lenders and the Borrower may request one additional Borrowing Base redetermination during the interval between each scheduled redetermination and the Majority Lenders may require additional redeterminations based upon certain material dispositions.

If the Borrowing Base ever falls below the Aggregate Balance (the amount by which the Aggregate Balance exceeds the Borrowing Base is herein called the “Borrowing Base Deficiency”), Borrower must either: (1) prepay the Revolving Credit Facility in the amount of the deficit in six equal monthly installments, (2) pledge additional collateral acceptable to Agent which in its determination, based on its sole discretion, have sufficient value to eliminate the Borrowing Base Deficiency, or (3) some combination of (1) and (2) above.

The Borrower will furnish by September 30, of each year an annual engineering report on proved oil and gas properties of the Borrower, prepared by independent petroleum engineers acceptable to the Agent. The Borrower will submit an annual in-house engineering evaluation due March 31 on the oil and gas properties. In addition, the Borrower shall provide the Lenders with supplemental engineering data as is necessary to perform the Borrowing Base redeterminations.

In addition to the engineering reports, Borrower will furnish the following reports:

•

A quarterly report of production and associated lease operating statements for the oil and gas properties of the Borrower. This information will be certified by an officer of the Borrower and submitted in conjunction with financial statements on a monthly basis.

•

Concurrent with the delivery of the engineering reports, the Borrower will provide to the Lenders a quarterly cash flow budget for the next twelve months which will project monthly production volumes, revenues, expenses, taxes and budgeted capital expenditures of the Borrower.

Representations and
Warranties, and
Conditions

Precedent:	Usual and customary including but not limited to:

	1.	Existence, incorporation, organization and good standing of the Borrower and authorization to enter into the Credit Agreement and associated documents.
2.

Absence of other indebtedness of the Borrower except as described in negative covenants and as disclosed and approved prior to closing, including contingent liabilities, indirect obligations, and tax assessments (the other indebtedness restriction referenced herein will not pertain to interest rate derivatives, which might be classified as indebtedness pursuant to FAS 133).

	3.	Full disclosure has been provided with respect to all statements, certificates, documents or other information in connection with this transaction.

	4.	Compliance with all applicable laws including, without limitation, all environmental laws.
	5.	Absence of any material pending or threatened litigation which have not been previously disclosed and accepted by the Agent.
	6.	No material adverse change.
	7.	Absence of default with respect to any other obligation of the Borrower.
	8.	Satisfactory legal opinion of Borrower’s counsel.
	9.	Payment of taxes.
10.

Delivery of certificate of Senior Officer of the Borrower stating that all representations and warranties are true, no default, or event of default currently exists, and the Borrower is complying with all respective obligations.

	11.	Modifications to 2nd lien credit facility.
Affirmative
Covenants:	The Credit Agreement and other loan documents governing the Credit Facility will contain customary Affirmative Covenants with respect to the Borrower, including, but not limited to:

	1.	Borrower will deliver the following financial statements and reports:

(a)

Annual audited financial statements of Borrower (with accountants’ certificate of no default and officers’ certificate of compliance) within 90 days after each fiscal year beginning with the period ending June 30, 2007.

(b) Quarterly unaudited financial statements of Borrower, beginning December 31, 2006 (with officer’s certificate of compliance) within 45 days after each month.
(c) Quarterly report outlining current hedge position and certifying that the Borrower is in compliance with Required Hedges as defined below.
(d) Reports outlined under “Borrowing Base” above.

	2.	The Lenders will have general access to additional information.

	3.	Borrower will maintain insurance as is customary in industry and satisfactory to Agent.

	4.	All transactions among the Borrower and its affiliates shall be on terms no more favorable than could be obtained from third parties in an arm’s length transaction.

Negative
Covenants:	The Credit Agreement and other loan documents governing the Credit Facility will contain Negative Covenants with respect to the Borrower, including but not limited to:

	1.	Debt (other than trade debt and taxes, but including guaranties) is limited to the Credit Facility and other debt not to exceed types and amounts acceptable to Lenders and Borrower.

	2.	No liens will be permitted, subject to basket(s) approved by Lenders.

	3.	Mergers are prohibited.

4.

Sales of property or other assets will require consent of Lenders, subject to permitted property sale basket of $2 million in between regularly scheduled borrowing base redeterminations (which would not require such consent).

	5.	Investments will be limited to cash equivalents. Loans and new lines of business will be generally prohibited.

	6.	Limitation on change of ownership of Borrower.

	7.	No trade payable to exceed 90 days unless such payable is in good faith dispute.

8.

Required Hedges (“Required Hedges”). Hedges currently in place will be required to be maintained (no additional hedges will be required). The Company will be allowed to hedge up to 85% of projected PDP.

Financial
Covenants:

Current Ratio. The Borrower’s consolidated current assets plus the unused Borrowing Base to consolidated current liabilities shall not be less than 1.00:1.00, calculated quarterly. For purposes of this calculation, the Borrower’s consolidated current liabilities will exclude current maturities of the Credit Facility.

Maximum Debt to EBITDA Ratio*. The Borrower’s Total Indebtedness (defined according to GAAP) may not exceed an EBITDA ratio of 4.50 to 1.00 on a rolling four-quarter basis, stepping down 4.00:1.00 on December 31, 2008. Convertible preferred equity to be excluded from Total Indebtedness. Borrower’s capacity to borrower hereunder limited based on most-recent quarterly compliance certificate evidencing the maximum amount of additional debt that can be funded (before default under this covenant is reached).

Interest Coverage Ratio*. To be no less than 3.0x on a rolling four-quarter basis beginning December 31, 2008. Cash dividends on convertible preferred equity or any other cash payment on any junior capital to be included as interest.

*Ratio to include EBITDA generated from oil and gas properties acquired by Borrower on a pro-forma basis (application to be determined). EBITDA also includes gain on sale of Pantwist properties, but will exclude gains on asset sales going forward.

Events of Default:

The Credit Agreement and other loan documents will contain such events of default with respect to the Borrower as are usual and customary for transactions of this kind, including without limitation defaults in payment or performance under the Credit Facility, misrepresentations, cross-defaults to other debt or material obligations, events of default related to ERISA and insolvency, change of ownership, change in management and any material adverse change affecting Borrower.

Majority Lenders:	Lenders holding more than 66 2/3% of the Revolver when there are more than 2 Lenders, otherwise all Lenders.

Expenses:

Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facility, including without limitation, the reasonable legal fees of counsel to the Agent, regardless of whether or not the Facility is closed. Agent will provide to Borrower a good faith estimate of such expenses. In addition, Borrower will not owe Agent any reasonable costs and expenses if the Agent unreasonably refuses to close the Facility. Borrower will also pay the expenses of the Agent in connection with the enforcement of any loan documentation for the Facility.

UBOC Counsel:	Bracewell & Giuliani LLP

Subject to:	Documentation acceptable to Lenders.

Notice:

BY RECEIPT OF THIS DOCUMENT, THE BORROWER AND ITS SUBSIDIARIES AND AFFILIATES AGREE NOT TO DIVULGE OR DISCUSS THE CONTENTS OF THIS DOCUMENT TO OR WITH ANY THIRD PARTY WHOSE KNOWLEDGE OF THE CONTENTS IS NOT DEEMED NECESSARY BY THE BORROWER IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED HEREBY OR IN CONNECTION WITH THE ACQUISITION OF ASSETS IN CONNECTION HEREWITH, WITHOUT FIRST RECEIVING THE CONSENT OF UNION BANK OF CALIFORNIA, N.A.  UNTIL AGREED OTHERWISE, THIS DOCUMENT SHALL REMAIN THE PROPERTY OF UNION BANK OF CALIFORNIA, N.A. AND SHALL BE TREATED AS CONFIDENTIAL AND PROPRIETARY TO UNION BANK OF CALIFORNIA, N.A.

ADDENDUM I

Interest Rate:

	Utilization	LIBOR Margin (bps)	Base Rate Margin (bps)	Commitment Fee (bps)
Level 1	< 50%	200.0	87.5	37.5
Level 2	> 50%	225.0	112.5	37.5
Level 3	> 75%	250.0	137.5	37.5
Level 4	> 90%	275.0	162.5	50.0